                                                                    Exhibit 4.52

            THIS TRI-PARTY AGREEMENT is made as of June 30, 2005

BETWEEN:

            MITEL NETWORKS OVERSEAS LIMITED, a corporation governed by the laws of Barbados,


            ("MNOL")


                                     - and -

            MITEL NETWORKS INTERNATIONAL LIMITED, a corporation governed by the laws of Barbados,


            ("MNIL")


                                     - and -

            MITEL NETWORKS LIMITED, a corporation governed by the laws of England and Wales,


            ("MNL")


RECITALS:


A. Whereas MNOL (formerly Mitel Networks (Barbados) Limited) and MNIL have entered into an Intellectual Property License Agreement (the "MNOL License Agreement") dated April 28, 2001 providing for the granting of certain intellectual property licenses from MNOL to MNIL.

B. Whereas MNIL and MNL have entered into an Intellectual Property License Agreement (the "MNIL License Agreement") dated April 28, 2001 providing for the granting of certain intellectual property licenses from MNIL to MNL.

C. Whereas Mitel Networks Corporation ("MNC") issued certain senior secured convertible notes (the "Notes") pursuant to a securities purchase agreement (the "SPA") dated April 27, 2005 among MNC and the buyers from time to time signatory thereto (the "Buyers").

D. Whereas pursuant to the SPA and in consideration for the Buyers purchasing the Notes, MNC and certain of its affiliates including MNL and MNOL have agreed to provide security in favour of the Buyers,

THEREFORE, in consideration of $10.00 and for other good and valuable consideration (the sufficiency of which is hereby acknowledged) the Parties agree as follows:

                                    ARTICLE 1
                  DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1   DEFINITIONS

Whenever used in this Agreement, the following words and terms have the following meanings:

      "AGREEMENT" means this agreement, including all schedules and all amendments, restatements, supplements and replacements as permitted, and references to "Article" or "Section" mean the specified Article or Section of this Agreement.

      "BUSINESS DAY" means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York or the City of Ottawa, Canada are authorized or required by law to remain closed and which is also a day on which dealings in deposits are transacted in the London interbank market.

      "PERSON" means any individual, sole proprietorship, corporation, company, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, government, government regulatory authority, governmental department, agency, commission, board, tribunal, dispute settlement panel or body, bureau, court, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative.

1.2   CERTAIN RULES OF INTERPRETATION

In this Agreement:


      (a) CONSENT -- Whenever a provision of this Agreement requires an approval or consent and the approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

      (b) CURRENCY -- Unless otherwise specified, all references to money amounts are to the lawful currency of the United States.

      (c) HEADINGS -- Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

      (d) INCLUDING -- Where the word "including" or "includes" is used in this Agreement, it means "including (or includes) without limitation".

      (e) NO STRICT CONSTRUCTION -- The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

      (f) NUMBER AND GENDER -- Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

      (g) TIME -- Time is of the essence in the performance of the Parties' respective obligations.

      (h) TIME PERIODS -- Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.


                                    ARTICLE 2
                                   AMENDMENTS

2.1   MNOL LICENSE AGREEMENT

MNOL and MNIL hereby agree to amend the MNOL License Agreement such that:

      (a) Section 7.4 is deleted in its entirety and replaced with the following:


            "7.4 TERMINATION - This Agreement may be terminated by:

            (i)   mutual agreement of the Parties in writing; or

            (ii) at any time by MNOL upon the occurrence of an Event of Default (as such term is defined in the Notes)."

      (b) The following shall be added to the Definitions section as Section 1.1(aa):


            " "NOTES" means the senior secured convertible notes issued pursuant to a securities purchase agreement dated April 27, 2005 among Mitel Networks Corporation and the buyers from time to time signatory thereto."


2.2   MNIL LICENSE AGREEMENT

MNIL and MNL hereby agree to amend the MNIL License Agreement such that Section
7.4 is deleted in its entirety and replaced with the following:

            "7.4 TERMINATION - This Agreement may be terminated by:

            (i)   mutual agreement of the Parties in writing; or

            (ii) at any time by MNIL upon the occurrence of an Event of Default (as such term is defined in the Notes)."

      (b) The following shall be added to the Definitions section as Section 1.1(aa):

            " "NOTES" means the senior secured convertible notes issued pursuant to a securities purchase agreement dated April 27, 2005 among Mitel Networks Corporation and the buyers from time to time signatory thereto."


2.3   ASSIGNMENT OF MNOL LICENSE AGREEMENT TO MNL

Prior to terminating the MNOL License Agreement in accordance with Section 7.4(ii) of such agreement, MNOL agrees to provide MNL or such other party as Highbridge International LLC, as collateral agent for the Buyers, or any successor collateral agent for the Buyers may direct with the option to have all of the rights and obligations of MNOL under such agreement assigned to MNL or such other party. In satisfaction of Section 8.1 of the MNOL License Agreement, MNIL hereby irrevocably and unconditionally consents to any such assignment by MNOL to MNL or such other party following the occurrence of an Event of Default (as defined in the Notes).

                                    ARTICLE 3
                         REPERSENTATIONS AND WARRANTIES

3.1   REPRESENTATIONS AND WARRANTIES OF MNIL

MNIL represents and warrants to MNOL and MNL, the matters set out below.

      (a)   INCORPORATION AND CORPORATE POWER

            MNIL is a corporation validly existing under the laws of Barbados and has all necessary corporate power, authority and capacity to enter into this Agreement, to carry out its obligations under this Agreement, to own its assets and property and to carry on its business as presently conducted.

      (b)   DUE AUTHORIZATION AND ENFORCEABILITY OF OBLIGATIONS

            The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of MNIL. This Agreement constitutes a valid and binding obligation of MNIL enforceable against it in accordance with its terms.

      (c)   ABSENCE OF CONFLICTING AGREEMENTS

            MNIL is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter, by-law, order, judgment, decree, licence, law (including regulations) or governmental authorization that would be violated, breached by, or under which a default would occur or an encumbrance would be created, as a result of the execution and delivery of, or performance of obligations under, this Agreement or any other agreement to be entered into under the terms of this Agreement.

3.2   REPRESENTATIONS AND WARRANTIES OF MNOL

MNOL represents and warrants to MNIL and MNL, the matters set out below.

      (a)   INCORPORATION AND CORPORATE POWER

            MNOL is a corporation validly existing under the laws of Barbados and has all necessary corporate power, authority and capacity to enter into this Agreement, to carry out its obligations under this Agreement, to own its assets and property and to carry on its business as presently conducted.

      (b)   DUE AUTHORIZATION AND ENFORCEABILITY OF OBLIGATIONS

            The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of MNOL. This Agreement constitutes a valid and binding obligation of MNOL enforceable against it in accordance with its terms.

      (c)   ABSENCE OF CONFLICTING AGREEMENTS

            MNOL is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter, by-law, order, judgment, decree, licence, law (including regulations) or governmental authorization that would be violated, breached by, or under which a default would occur or an encumbrance would be created, as a result of the execution and delivery of, or performance of obligations under, this Agreement or any other agreement to be entered into under the terms of this Agreement.

3.3   REPRESENTATIONS AND WARRANTIES OF MNL

MNL represents and warrants to MNOL and MNIL, the matters set out below.

      (a)   INCORPORATION AND CORPORATE POWER

            MNL is a corporation validly existing under the laws of England and Wales and has all necessary corporate power, authority and capacity to enter into this Agreement, to carry out its obligations under this Agreement, to own its assets and property and to carry on its business as presently conducted.

      (b)   DUE AUTHORIZATION AND ENFORCEABILITY OF
            OBLIGATIONS

            The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of MNL. This Agreement constitutes a valid and binding obligation of MNL enforceable against it in accordance with its terms.

      (c)   ABSENCE OF CONFLICTING AGREEMENTS

            MNL is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter, by-law, order, judgment, decree, licence, law (including regulations) or governmental authorization that would be violated, breached by, or under which a default would occur or an encumbrance would be created, as a result of the execution and delivery of, or performance of obligations under, this Agreement or any other agreement to be entered into under the terms of this Agreement.

                                    ARTICLE 4
                                     GENERAL

4.1   EFFECT OF AGREEMENT

This Agreement shall enure to the benefit of, and be binding upon, the Parties hereto and their respective successors and permitted assigns.

4.2   FURTHER ASSURANCES

The Parties hereto agree to sign all such further documents and do all such further things as may be deemed necessary or appropriate to give full effect to this Agreement.

4.3   SEVERABILITY

If any term, clause, or provision of this Agreement shall be judged to be invalid or unenforceable, the validity or enforceability of any other term, clause or provision shall not be affected, and such invalid or unenforceable term, clause or provisions shall be replaced with an enforceable clause which most closely achieves the result intended by the invalid clause.

4.4   AMENDMENT

Any amendment, supplement, replacement or modification to this Agreement must be made in writing and signed by all Parties and shall require the prior written consent of a majority of the holders of the Notes.

4.5   GOVERNING LAW

All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of Barbados, without giving effect to any choice of law or conflict of laws, rules or provisions.

4.6   JURISDICTION

The Parties hereby submit and consent to the exclusive jurisdiction of the courts located in Barbados.

4.7   ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof.

4.8   NOTICES

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a "Notice") shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile:

      (a)   in the case of a Notice to MNIL at:

                  Mitel Networks International Limited
                  Whitepark House
                  White Park Road
                  Bridgetown, Barbados

                  Attention:  Counsel

                  Fax:        (246) 429-2677


      (b)   in the case of a Notice to MNOL at:

                  Mitel Networks Overseas Limited
                  Whitepark House
                  White Park Road
                  Bridgetown, Barbados

                  Attention:  Counsel

                  Fax:        (246) 429-2677


      (c)   in the case of a Notice to MNL at:

                  Mitel Networks Limited
                  Mitel Business Park
                  Portskewett, Caldicott
                  NPZ6 5YR  U.K.

                  Attention:  Counsel

                  Fax:        0870-909-4040


Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if the day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.

Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section.

4.9   EXECUTION AND DELIVERY

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all the counterparts and facsimiles shall together constitute one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE BLOCKS FOLLOW.]

IN WITNESS OF WHICH the Parties have duly executed this Agreement.


                                         MITEL NETWORKS LIMITED

                                         By:
                                              ----------------------------------
                                              Name: -
                                              Title: -
<



                                         MITEL NETWORKS INTERNATIONAL LIMITED

                                         By:
                                              ----------------------------------
                                              Name: -
                                              Title: -




                                         MITEL NETWORKS OVERSEAS LIMITED

                                         By:
                                              ----------------------------------
                                              Name: -
                                              Title: -